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Exhibit 4.11

P&O PRINCESS CRUISES INTERNATIONAL LIMITED
DEED OF GUARANTEE

        Dated as of 19 June 2003

P&O PRINCESS CRUISES INTERNATIONAL LIMITED
DEED OF GUARANTEE

        This Deed of Guarantee ("Guarantee") is made on 19 June 2003 among P&O Princess Cruises International Limited, a limited liability company existing under the laws of England and Wales (including any successors thereto pursuant to Clause 10.1 hereof, the "Guarantor"), Carnival Corporation, a Panamanian corporation ("Carnival Corporation"), and Carnival plc (formerly known as P&O Princess Cruises plc), a public limited company existing under the laws of England and Wales ("Carnival plc"), for the benefit of each Creditor.

BACKGROUND

        On 17 April 2003, in connection with the dual listed company transaction between Carnival Corporation and Carnival plc and pursuant to the Implementation Agreement referred to below, Carnival Corporation and Carnival plc entered into reciprocal guarantees in respect of certain obligations of the other.

        The Guarantor has agreed with Carnival Corporation and Carnival plc to enter into this Guarantee in respect of certain obligations of Carnival Corporation and/or Carnival plc (including, without limitation, guarantees by Carnival Corporation and/or Carnival plc of certain obligations of Principal Debtors).

        THIS DEED WITNESSES as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1   Definitions

        In this Guarantee:

  "Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in the City of New York, London or the Cayman Islands are authorised or obligated by law or executive order to close (or on which such banking institutions are open solely for trading in euros);

  "Carnival Corporation & plc Remaining Consolidated Assets" means, in respect of sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Guarantor, the consolidated assets of Carnival Corporation, Carnival plc and their respective Subsidiaries, determined in accordance with GAAP, as of the most recently completed fiscal quarter of Carnival Corporation, giving pro forma effect to such sale, assignment, transfer, lease, conveyance or other disposition and any related transactions thereto;

  "Carnival Corporation Guarantee" means the deed of guarantee entered into by Carnival Corporation on 17 April 2003 pursuant to the Implementation Agreement;

  "Carnival plc Guarantee" means the deed of guarantee entered into by Carnival plc on 17 April 2003 pursuant to the Implementation Agreement;

  "Creditor" means any Person to whom or to which any Obligation is owed;

  "Equalization and Governance Agreement" means the Agreement headed "Equalization and Governance Agreement" entered into between Carnival Corporation and Carnival plc, dated as of 17 April 2003;

  "Existing Obligation" means, in relation to:

    (i)
    any agreement or exclusion referred to in Clause 4; or

    (ii)
    any termination of this Guarantee; or

    (iii)
    any amendment to this Guarantee,

  any Obligation incurred before, or arising out of any credit or similar facility (whether committed or uncommitted) available for use at, the time at which the relevant agreement, exclusion, termination or amendment becomes effective;

  "GAAP" means accounting principles generally accepted in the United States, as in effect as of the date of determination;

  "Group" means, in relation to Carnival Corporation or Carnival plc, such company and its Subsidiaries from time to time;

  "Guarantor Remaining Consolidated Assets" means, in respect of a sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Guarantor, the consolidated assets of the Guarantor, determined in accordance with GAAP, as of the most recently completed fiscal quarter of the Guarantor, giving pro forma effect to such sale, assignment, transfer, lease, conveyance or other disposition, and any related transactions thereto and excluding (1) any receivables from or indebtedness owed by, Carnival plc, Carnival Corporation or any of their respective Subsidiaries, other than Subsidiaries of the Guarantor and (2) any investments in Carnival plc, Carnival Corporation or any of their respective Subsidiaries, other than Subsidiaries of the Guarantor;

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates;

  "Implementation Agreement" means the Agreement headed "Offer and Implementation Agreement" entered into between Carnival Corporation and Carnival plc, dated as of 8 January 2003;

  "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (a)
  in respect of borrowed money;

  (b)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (c)
  in respect of banker's acceptances;

  (d)
  representing capital lease obligations;

  (e)
  representing the balance deferred and unpaid of the purchase price of any property;

  (f)
  representing any Hedging Obligations; or

  (g)
  in respect of guarantees of any obligations described in clauses (a) through (f), above;

  if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and any guarantees) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. Notwithstanding the foregoing, Indebtedness shall not include:

  (1)
  trade accounts payable and accrued expenses or liabilities arising in the ordinary course of business;

  (2)
  any liability for federal, state or local taxes or other taxes or by such Person; or

  (3)
  obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business.

  "Merger/Consolidation" means any arrangement whether by way of contract, order, regulation or statute, under the laws of any jurisdiction, whereby the assets and/or liabilities of one Person are merged, consolidated or otherwise combined with those of another Person;

  "Obligation" means:

  (a)
  any Indebtedness and Related Obligations thereto (whether primary or secondary) incurred by Carnival Corporation under agreements or instruments entered into after 17 April 2003,

  (b)
  any Indebtedness and Related Obligations thereto (whether primary or secondary) incurred by Carnival plc under agreements or instruments entered into after 17 April 2003,

  (c)
  any Indebtedness and Related Obligations thereto (whether primary or secondary) that are "Obligations" under the Carnival plc Guarantee, as defined in clause (b) of the definition of "Obligation" in the Carnival plc Guarantee,

  (d)
  any Indebtedness and Related Obligations thereto (whether primary or secondary) that are "Obligations" under the Carnival Corporation Guarantee, as defined in clause (b) of the definition of "Obligation" in the Carnival Corporation Guarantee,

  (e)
  any other obligation of any kind which may be agreed in writing between the Guarantor, Carnival Corporation and Carnival plc (in their absolute discretion) (in which case a note of such Obligation will be appended as an exhibit to this Guarantee), excluding, in each case, any obligation (unless such obligation has been included pursuant to clause (e), above):

  (i)
  to the extent that (without reference to the effect of this Guarantee) it is covered by the terms of any policy of insurance (or any indemnity in the nature of insurance) of which Carnival Corporation or Carnival plc (or, where relevant, the Principal Debtor) has the benefit and which is in full force and effect;

  (ii)
  explicitly guaranteed in writing by the Guarantor (otherwise than under this Guarantee) or for which the Guarantor agrees in writing to act as co-obligor or co-issuer;

  (iii)
  where the arrangement under which the obligation was or is incurred, or the terms of issue of the obligation, explicitly provided or provide(s) that the obligation is not to be an Obligation within the meaning of this Guarantee, or where the Creditor has explicitly agreed or explicitly agrees with the Guarantor that the obligation is not to be an Obligation within the meaning of this Guarantee;

  (iv)
  owed to any Subsidiary or Subsidiary Undertaking of Carnival Corporation or Carnival plc (including, without limitation, the Guarantor);

  (v)
  excluded from the scope of this Guarantee as provided in Clause 4 (Exclusion Of Certain Obligations) or Clause 5 (Termination);

  (vi)
  of Carnival Corporation or Carnival plc incurred under any instrument or agreement existing on or prior to 17 April 2003 (subject to clauses (c), (d) and (e) of the definition of Obligation); or

  (vii)
  of Carnival Corporation or Carnival plc under a guarantee to the extent that the guaranteed obligation of the Principal Debtor either (x) is not Indebtedness or a Related Obligation thereto or (y) is of a type referred to in any of paragraphs (i) to (vi) of this definition;

  "Person" includes an individual, company, limited liability company, corporation, firm, partnership, joint venture, association, trust, state or agency of a state (in each case, whether or not having a separate legal personality);

  "Principal Debtor" means, at any time, any Person any of whose obligations are at that time guaranteed by Carnival Corporation or Carnival plc;

  "Related Obligations" means, with respect to Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation evidencing such Indebtedness;

  "Relevant Creditor" means, with respect to any Obligation, the Creditor to whom or to which such Obligation is owed;

  "Relevant Obligor" means, (i) with respect to an Obligation described in Clause 3.1(A), Carnival Corporation, (ii) with respect to an Obligation described in Clause 3.1(B), Carnival plc, and (iii) with respect to a joint Obligation of Carnival Corporation and Carnival plc, each of Carnival Corporation and Carnival plc jointly and severally;

  "Significant Asset Transfer" means the sale, assignment, transfer, lease, conveyance or other disposition (in a single transaction or series of related transactions) of assets of the Guarantor representing 90% or more of the book value of the consolidated assets of the Guarantor, determined as of the most recently completed fiscal quarter of the Guarantor, in accordance with GAAP;

  "Subsidiary" means, with respect to Carnival Corporation or Carnival plc, any entity, whether incorporated or unincorporated, in which such company owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other persons performing similar functions, or the management and policies of which such company otherwise has the power to direct; and

  "Subsidiary Undertaking" has the meaning as defined in section 258 of the Companies Act 1985 (an Act of Parliament).

1.2   Interpretation

  Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

  (A)
  The singular includes the plural and conversely.

  (B)
  One gender includes all genders.

  (C)
  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

  (D)
  A reference to any person includes a body corporate, an unincorporated body or other entity and conversely.

  (E)
  A reference to a Clause is to a Clause of this Guarantee.

  (F)
  A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Guarantee.

  (G)
  A reference to any legislation (including any listing rules of a stock exchange or voluntary codes) or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

  (H)
  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

  (I)
  Mentioning anything after include, includes, or including does not limit what else might be included. Where particular words are following by general words, the general words are not limited by the particular.

  (J)
  Reference to a body other than the Guarantor, Carnival Corporation or Carnival plc (including any government agency), whether statutory or not:

  (i)
  which ceases to exist; or

  (ii)
  whose powers or functions are transferred to another body,

  is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

  (K)
  All references to time are to the local time in the place where the relevant obligation is to be performed (or right exercised).

2.     EFFECT OF THIS GUARANTEE

  This Guarantee shall take effect as a deed and it is intended that each Creditor severally shall be entitled to benefit from the terms of this Guarantee pursuant to the terms of the Contracts (Rights of Third Parties) Act 2001 save that the parties hereto shall be entitled to make any variation or rescission of its terms, in accordance with its terms (including, without limitation, pursuant to Clause 4), without the consent of any Creditor or of any third party.

3.     GUARANTEE AND INDEMNITY

3.1
Subject to the terms of this Guarantee:

(A)
The Guarantor unconditionally and irrevocably undertakes and promises to Carnival Corporation that it shall make to the Relevant Creditor the proper and punctual payment of each Obligation of Carnival Corporation if for any reason Carnival Corporation does not make such payment on its due date. If for any reason Carnival Corporation does not make such payment on its due date, the Guarantor shall pay the amount due and unpaid to the Relevant Creditor upon written demand upon the Guarantor by the Relevant Creditor.

(B)
The Guarantor unconditionally and irrevocably undertakes and promises to Carnival plc that it shall make to the Relevant Creditor the proper and punctual payment of each Obligation of Carnival plc if for any reason Carnival plc does not make such payment on its due date. If for any reason Carnival plc does not make such payment on its due date, the Guarantor shall pay the amount due and unpaid to the Relevant Creditor upon written demand upon the Guarantor by the Relevant Creditor.

3.2
The obligations of the Guarantor under this Guarantee shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account. In this Clause 3, references to the Obligations include references to any part of them.

3.3
For the avoidance of doubt, nothing in this Guarantee shall require, bind or oblige the Guarantor to fulfil any non-monetary Obligation of Carnival Corporation or Carnival plc of any kind.

3.4
In the event that the Guarantor is required to make any payment to any Creditor pursuant to Clause 3.1 and/or 3.11 and does make such payment, the Relevant Obligor unconditionally and irrevocably agrees by way of a full indemnity to reimburse the Guarantor in respect of such payments.

3.5
A demand may not be made under this Guarantee without:

(A)
a demand first having been made by the Relevant Creditor on the Relevant Obligor; and

(B)
to the extent, if any, that the terms of the relevant Obligation of the Relevant Obligor (or the underlying obligation of the relevant Principal Debtor), require such recourse, recourse first being had to any other Person or to any security.

3.6
Unless otherwise provided in this Guarantee, the liabilities and obligations of the Guarantor under this Guarantee shall remain in force notwithstanding any act, omission, neglect, event or matter which would not affect or discharge the liabilities of each Relevant Obligor owed to each corresponding Relevant Creditor. Without prejudice to its generality, the foregoing shall apply in relation to:

(A)
anything which would have discharged the Guarantor (wholly or in part) but not the Relevant Obligor;

(B)
anything which would have offered the Guarantor (but not the Relevant Obligor) any legal or equitable defence; and

(C)
any winding-up, insolvency, dissolution and/or analogous proceeding of, or any change in constitution or corporate identity or loss of corporate identity by, the Relevant Obligor or any other Person.

3.7
Section 3(2) and (4) of the Contracts (Rights of Third Parties) Act 2001 shall not apply to this Guarantee and accordingly:

(A)
In respect of any claim against the Guarantor by a Creditor, the Guarantor shall not have available to it by way of defence or set off any matter that arises from or in connection with this Guarantee, and which would have been available to the Guarantor by way of defence or set-off if the proceedings had been brought against the Guarantor by the Relevant Obligor.

(B)
the Guarantor shall not have available to it by way of defence or set-off any matter that would have been available to it by way of defence or set-off against the Creditor if the Creditor had been a party to this Guarantee.

(C)
the Guarantor shall not have available to it by way of counterclaim any matter not arising from this Guarantee that would have been available to it by way of counterclaim against the Creditor if the Creditor had been a party to this Guarantee.

3.8
Any discharge or release of any liabilities and obligations of the Guarantor under this Guarantee, and any composition or arrangement which the Guarantor may effect with any Creditor in respect of any such liabilities or obligations, shall be deemed to be made subject to the condition that it will be void to the extent that any or all of the payment or security which the Creditor may previously have received or may thereafter receive from any Person in respect of the relevant Obligations is set aside or reduced under any applicable law or proves to have been for any reason invalid.

3.9
Without prejudice to the generality of this Clause 3, and to Clause 3.10 in particular, none of the liabilities or obligations of the Guarantor under this Guarantee shall be impaired by any Creditor:

(A)
agreeing with the Relevant Obligor any variation of or departure from (however substantial) the terms of any Obligation and any such variation or departure shall, whatever its nature, be binding upon the Guarantor in all circumstances; or

(B)
releasing or granting any time or any indulgence whatsoever to the Relevant Obligor.

3.10
Despite anything else in this Guarantee (including Clause 3.9), no variation of or departure from the terms of any Obligation (or any underlying obligation of any Principal Debtor) agreed with the Relevant Obligor, or any Principal Debtor, after termination of this Guarantee or exclusion of that

  Obligation shall be binding on the Guarantor (or extend its liabilities and obligations under this Guarantee) except to the extent, if any, that:

  (A)
  the Guarantor explicitly agrees in writing to that variation or departure at the same time as the Relevant Obligor or any Principal Debtor; or

  (B)
  it reduces the Guarantor's obligations or liability under this Guarantee.

3.11
As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably agrees that should any Obligation not be recoverable from the Guarantor under Clause 3.1 as a result of the Obligation becoming void, voidable or unenforceable against the Relevant Obligor, the Guarantor undertakes with the Relevant Obligor that it will, as a sole, original and independent obligor, make payment of the Obligation to the Relevant Creditor by way of a full indemnity on the due date provided for payment by the terms of the Obligation.

3.12
The Guarantor shall, if requested by Carnival Corporation or Carnival plc, as the case may be, (i) enter into agreements to act as a co-issuer or co-borrower with respect to any Obligation of such requesting party or (ii) execute and deliver a separate guarantee agreement of any Obligation of such requesting party, in each case, on terms satisfactory to the Guarantor and Carnival Corporation or Carnival plc, as the case may be. If the Guarantor enters into such agreements with respect to any Obligation of Carnival Corporation or Carnival plc, as the case may be, the Guarantor, Carnival Corporation and Carnival plc may agree that such Obligation shall be excluded from the scope of this Guarantee in accordance with Clause 4 hereof.

4.     Exclusion Of Certain Obligations

4.1
Subject to Clauses 4.2 and 4.3, the Guarantor, Carnival Corporation and Carnival plc may at any time agree that obligations of a particular type, or a particular obligation or particular obligations, incurred after the time at which such exclusion becomes effective shall be excluded from the scope of this Guarantee (and shall not be "Obligations" for the purpose of this Guarantee) with effect from such future time (being at least five Business Days after the date on which notice of the relevant exclusion is given in accordance with Clause 4.4 or, where the Obligation is a particular obligation, at least five Business Days, or such shorter period as the relevant Creditor may agree, after the date on which notice of the relevant exclusion is given in accordance with Clause 4.5) as they may agree.

4.2
No such agreement or exclusion shall be effective with respect to any Existing Obligation.

4.3
No such agreement or exclusion shall be effective unless and until the Guarantor, Carnival Corporation and Carnival plc enter into a supplemental deed specifying the relevant exclusion and the time at which it is to become effective.

4.4
Notice of any such exclusion of obligations of a particular type, of the time at which such exclusion is to become effective, and of the date of the related supplemental deed, shall be given in accordance with Clause 8.3.

4.5
Notice of any such exclusion of a particular obligation and of the time at which it is to become effective shall be given to the relevant Creditor in writing addressed to that Creditor at the last address of that Creditor known to the Guarantor and shall be effective when delivered to that address. It shall not be necessary for the related supplemental deed to have been entered into before that notice is sent, nor for the notice to state the date of the related supplemental deed.

5.     Termination

5.1
Subject to Clause 5.3, this Guarantee shall automatically terminate if, and with effect from, the same time as:

(A)
the Equalization and Governance Agreement terminates or otherwise ceases to have effect; or

  (B)
  the Carnival Corporation Guarantee and the Carnival plc Guarantee terminate or otherwise cease to have effect.

5.2
Subject to Clause 5.3, the Guarantor may at any time terminate this Guarantee by giving notice under Clause 8.3 with effect from such future time (being at least five Business Days after the date on which such notice of termination is given) as it may determine. Subject to the next sentence, no such termination under this Clause 5.2 shall be effective unless Carnival Corporation and Carnival plc agree to such termination before such notice is given. However, such termination shall not require the agreement of Carnival Corporation or Carnival plc if:

(A)
the Guarantor has given notice of the proposed termination of this Guarantee in accordance with Clause 8.3; and

(B)
prior to the date set out in such notice, a resolution is passed or an order is made for the liquidation of Carnival Corporation and/or Carnival plc.

5.3
No termination under Clauses 5.1 or 5.2 shall be effective with respect to any Existing Obligation.

5.4
This Guarantee shall automatically terminate, without the consent of any Creditor, with respect to all Obligations, including, for the avoidance of doubt, Existing Obligations:

(A)
Upon any Merger/Consolidation of the Guarantor with or into any Person (including Carnival Corporation and Carnival plc but excluding any Subsidiary of Carnival plc or Carnival Corporation);

(B)
Upon any sale of voting securities or other capital stock of the Guarantor to any Person other than Carnival plc, Carnival Corporation or any of their respective Subsidiaries such that after such sale, the Guarantor is no longer a Subsidiary of Carnival plc, Carnival Corporation or any of their respective Subsidiaries;

(C)
Upon any sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Guarantor to any Person (including Carnival Corporation and Carnival plc but excluding any Subsidiary of Carnival plc or Carnival Corporation), if the Guarantor Remaining Consolidated Assets represent 3.0% or less of the Carnival Corporation & plc Remaining Consolidated Assets; or

(D)
If the consolidated Indebtedness of the Guarantor and its Subsidiaries (excluding Indebtedness represented by this Guarantee), determined as of the most recently completed fiscal quarter of the Guarantor in accordance with GAAP, represents less than 3.0% of the consolidated Indebtedness of Carnival plc, Carnival Corporation and their respective Subsidiaries, determined as of the most recently completed fiscal quarter of Carnival Corporation in accordance with GAAP.

5.5
Notice of any automatic termination under Clause 5.1 or 5.4, and of the time at which it became effective, shall be given in accordance with Clause 8.3 within 10 Business Days after such termination.

6.     Amendments

6.1
Subject to Clause 6.2, the Guarantor, Carnival Corporation and Carnival plc may at any time amend this Guarantee by giving notice under Clause 8.3 with effect from the time of the amendment or such future time as they may determine.

6.2
No such amendment shall be effective with respect to any Existing Obligation.

6.3
No such amendment shall be effective unless and until the Guarantor, Carnival Corporation and Carnival plc enter into a supplemental deed specifying the relevant amendment and the time at which it is to become effective.

6.4
Notice of any such amendment, of the time at which it is to become effective, and of the date of the related supplemental deed, shall be given in accordance with Clause 8.3.

7.     Currency

7.1
All payments to be made under this Guarantee shall be made in the currency or currencies in which the Obligations are expressed to be payable.

7.2
If, under any applicable law, whether as a result of a judgment against the Guarantor or the Relevant Obligor or the liquidation of the Guarantor or the Relevant Obligor, or for any other reason, any payment under or in connection with this Guarantee is made or is recovered in a currency (the "other currency") other than that in which it is required to be paid under the terms of the relevant Obligation (the "agreed currency") then, to the extent that the payment to the Creditor (when converted at the rate of exchange on the date of payment, or in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount due and unpaid in respect of that Obligation, the Guarantor undertakes with the Relevant Obligor, that it shall, as a separate and independent obligation, fully indemnify the Creditor against the amount of the shortfall, and for the purposes of this Clause 7, "rate of exchange" means the spot rate at which the Creditor is able on the relevant date to purchase the agreed currency with the other currency.

8.     Notices

8.1
Any notice to or demand upon the Guarantor under this Guarantee shall be in writing addressed to it at its principal place of business in the United Kingdom for the time being (marked for the attention of the Chief Financial Officer, with a copy sent to the General Counsel and Secretary) and shall be effective when delivered to that principal place of business.

8.2
Any notice to or demand upon Carnival Corporation or Carnival plc under this Guarantee shall be in writing addressed to its principal place of business in the U.S.A. for the time being (marked for the attention of the Chief Financial Officer, with a copy sent to the General Counsel and Secretary) and shall be effective when delivered to that principal place of business.

8.3
Any notice by the Guarantor under Clause 4.4, 5.2, 5.5, 6.1, 6.4 or 10.2 may be given by (A) advertisements in the Financial Times (London Edition) and the Wall Street Journal (but, if at any time the Guarantor determines that advertisement in such newspaper(s) is not practicable, the relevant advertisement may instead be published in such other newspaper(s) circulating generally in the United Kingdom or the U.S.A., as the case may be, as the Guarantor shall determine), (B) by the filing of a Current Report on Form 8-K or 6-K (or any successor forms) or any periodic report on Form 10-K, 10-Q or 20-F (or any successor forms) with the U.S. Securities and Exchange Commission by the Guarantor, Carnival Corporation or Carnival plc or (C) by the issuance of a press release by the Guarantor, Carnival Corporation or Carnival plc; provided that no such notice need be given with respect to (i) any action pursuant to which Carnival Corporation, Carnival plc and the Guarantor agree that an obligation or other liability shall be treated as an Obligation pursuant to clause (e) of the definition of such term; or (ii) any action whereby a particular obligation is excluded from the scope of this Guarantee in accordance with Clause 4. Any notice shall be deemed given (i) on the date of publication of the newspaper in the United Kingdom or the U.S.A., as the case may be (or, where such advertisements are published on different dates, on the later of such dates), if given pursuant to Clause 8.3(A), (ii) on the date of the relevant filing, if given pursuant to Clause 8.3(B), or (iii) on the date the press release is issued, if given pursuant to Clause 8.3(C).

8.4
The original counterparts of this Guarantee and of any related supplemental deeds shall be kept at, respectively, the principal place of business in the U.S.A. for the time being of the Guarantor,

  Carnival Corporation and Carnival plc, and shall be available for inspection there on reasonable notice during the normal business hours of that office.

9.     General

9.1   Prohibition and Enforceability

        Any provision of, or the application of any provision of, this Guarantee which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

9.2   Further Assurances

        The Guarantor, Carnival Corporation and Carnival plc shall take all steps, execute all documents and do everything reasonably required to give effect to their rights, liabilities and obligations contemplated by this Guarantee.

9.3   No Novation

        No party to this Guarantee may novate any of its rights, liabilities or obligations under this Guarantee, in whole or in part.

9.4   Counterparts

        This Guarantee may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one and the same instrument.

10.   Successor Person Substituted

10.1
Upon any Merger/Consolidation of the Guarantor into or with or any Significant Asset Transfer to, a Subsidiary of Carnival Corporation or Carnival plc, the Guarantor shall take all reasonable steps to procure that the successor Person formed by such Merger/Consolidation or to which such Significant Asset Transfer is made (if other than the Guarantor) shall execute a supplemental deed to this Guarantee so as to succeed to, and be substituted for (so that from and after the date of such Merger/Consolidation or Significant Asset Transfer, the provisions of this Guarantee referring to the "Guarantor" shall refer instead to the successor Person and not to the Guarantor), and be able to exercise every right and power of the Guarantor under this Guarantee with the same effect as if such successor Person had been named as the Guarantor herein.

10.2
Notice of any substitution under Clause 10.1 and of the time at which it became effective, shall be given in accordance with Clause 8.3 within 10 Business Days after the effective time of such substitution.

11.   Law and Jurisdiction

11.1
This Guarantee shall be governed by and construed in accordance with the laws of the Isle of Man.

11.2
Any legal action or proceeding arising out of or in connection with this Guarantee shall be brought exclusively in the courts of England.

11.3
The Guarantor, Carnival Corporation and Carnival plc irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF

EXECUTED as a DEED by	)
P&O PRINCESS CRUISES	)
INTERNATIONAL LIMITED	)
acting by a director and secretary	)
/s/ CHLOE A. MARSHALL Name: Chloe A. Marshall Title: Company Secretary
/s/ GERALD R. CAHILL Name: Gerald R. Cahill Title: Director and Chief Financial Officer
EXECUTED as a DEED by	)
CARNIVAL CORPORATION	)
acting by duly authorised officers	)
/s/ MICKY ARISON Name: Micky Arison Title: Chairman of the Board of Directors and Chief Executive Officer
/s/ HOWARD S. FRANK Name: Howard S. Frank Title: Vice-Chairman of the Board of Directors and Chief Operating Officer
EXECUTED as a DEED by	)
CARNIVAL PLC	)
acting by duly authorised officers	)
/s/ MICKY ARISON Name: Micky Arison Title: Chairman of the Board of Directors and Chief Executive Officer
/s/ HOWARD S. FRANK Name: Howard S. Frank Title: Vice-Chairman of the Board of Directors and Chief Operating Officer

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  Exhibit 4.11
P&O PRINCESS CRUISES INTERNATIONAL LIMITED DEED OF GUARANTEE
P&O PRINCESS CRUISES INTERNATIONAL LIMITED DEED OF GUARANTEE